Exhibit 99.1

Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. (650) 696-8910

DAVITA REFINANCING ITS SENIOR SECURED CREDIT FACILITIES

AND REAFFIRMS 2006 GUIDANCE

EL SEGUNDO, California, February 9, 2007 – DaVita Inc. (NYSE: DVA), today announced that it is seeking an amendment and restatement to its existing Senior Secured Credit Facilities primarily to reduce the margin over LIBOR that the Company pays as interest under the existing Term Loan B. The outstanding balances on the Senior Secured Term Loan A and Senior Secured Term Loan B are approximately $279 million and $2,106 million, respectively.

The Company also reaffirms its operating income guidance for 2006 of $690-$700 million, excluding the valuation gain on the Alliance and Product Supply Agreement with Gambro Renal Products Inc.

This release contains forward-looking statements, including statements related to the proposed refinancing of the Company’s senior secured credit facilities and the Company’s 2006 operating results. Factors which could impact these statements include the uncertainties associated with governmental regulations, general economic and other market conditions, accounting estimates and the risk factors set forth in the Company’s SEC filings, including its Form 10-Q for the quarter ended September 30, 2006. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

•	the concentration of profits generated from commercial payor plans,

•	possible reductions in private and government payment rates,

•	changes in pharmaceutical practice patterns, payment policies, or pharmaceutical pricing,

•	our ability to maintain contracts with physician medical directors,

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legal compliance risks, including our continued compliance with complex government regulations and the subpoena from the U.S. Attorney’s Office for the Eastern District of New York, the subpoenas from the U.S. Attorney’s Office for the Eastern District of Missouri and DVA Renal Healthcare’s (formerly known as Gambro Healthcare, Inc.) compliance with its corporate integrity agreement,

•	our ability to complete and integrate acquisitions of businesses, and

•	the successful integration of DVA Renal Healthcare, including its billing and collection operations.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.